Exhibit 3.1.6

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Websire: www.nvsos.gov

	Filed in the office of	Document Number 20160558335-08
Certificate of Designation	/s/ Barbara K. Cegavske	Filing Date and Time
(PURSUANT TO NRS 78.1955)	Barbara K. Cegavske	12/23/2016 2:13 PM
	Secretary of State	Entity Number
	State of Nevada	C6242-1994

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1. Name of Corporation:

Live Ventures Incorporated

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to the authority expressly granted to the Board of Directors of Live Ventures Incorporated (the “Corporation”) by the provisions of the Corporation’s Articles of Incorporation, as amended, the Board of Directors adopted the Certificate of Designation of Series B Convertible Preferred Stock (the “Series B Certificate”).

[Contined on following page.]

3. Effective date of filing: (optional)	December 27, 2016
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ signature
Signature of Officer

CERTIFICATE OF DESIGNATION

OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

LIVE VENTURES INCORPORATED

Live Ventures Incorporated (the “Corporation”), a Nevada corporation, does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, its Board of Directors has adopted the following resolution creating the following series of the Corporation’s Series B Convertible Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), there is hereby created the following series of Series B Convertible Preferred Stock:

1,000,000 shares shall be designated Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Convertible Preferred Stock”).

The designations, powers, preferences, and rights, and the qualifications, limitations, and restrictions of the Series B Convertible Preferred Stock in addition to those set forth in the Articles of Incorporation shall be as follows:

Section 1. Designation and Amount. This series of Preferred Stock shall be comprised of 1,000,000 shares and shall be designated as “Series B Convertible Preferred Stock.” As used herein, the term “Series B Convertible Preferred Stock” shall refer to shares of the Corporation’s Series B Convertible Preferred Stock, and the term “Common Stock” shall refer to the Corporation’s Common Stock, $0.001 par value per share. The Corporation shall from time to time in accordance with the laws of the State of Nevada increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series B Convertible Preferred Stock.

Section 2. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in the Articles of Incorporation) the holders of the Series B Convertible Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series B Convertible Preferred Stock pursuant to this Section 2. The holders of the Series B Convertible Preferred Stock shall be entitled to receive, as declared by the Board and out of funds legally available for the purpose, a dividend in the aggregate amount of one (1) dollar, regardless of the number of then-issued and outstanding shares of Series B Convertible Preferred Stock. The remaining dividends allocated by the Board shall be distributed in an equal amount per share to the holders of outstanding Common Stock and Series B Convertible Preferred Stock (on an as-if-converted to Common Stock basis pursuant to the Conversion Rate as defined below).

Section 3. No Liquidation Preference. Immediately prior to the occurrence of a Liquidation of the Corporation, whether voluntary of involuntary, all shares of Series B Convertible Preferred Stock shall automatically convert to Common Stock based upon the then applicable Conversion Rate (as defined below) and participate in Liquidation proceeds in the same manner as other shares of Common Stock.

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Section 4. Voting Rights. Except as expressly provided herein, or as provided by applicable law, the holders of the Series B Convertible Preferred Stock shall have the same voting rights as the holders of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and the holders of Common Stock and Series B Convertible Preferred Stock shall vote together as a single class on all matters. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Series B Convertible Preferred Stock shall be entitled to one vote for each share Common Stock held on an as-if-converted to Common Stock basis. Fractional votes shall not be permitted. Any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). In the event the Corporation shall at any time consolidate (by any reverse stock split or otherwise) or subdivide (by any forward stock split, stock dividend, or otherwise) its outstanding shares of Common Stock into a lesser or greater number of shares, the number of shares of Common Stock of that are equal in voting power to each share of Series B Convertible Preferred Stock, as in effect immediately prior to such consolidation or subdivision, shall be proportionately adjusted.

Section 5. Conversion. The holders of the Series B Convertible Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a)	Right to Convert. From and after the day on which the Corporation receives payment in full for the Series B Convertible Preferred Stock from and issues shares of Series B Convertible Preferred Stock to a particular holder of Series B Convertible Preferred Stock (the “Issuance Date”), each one share of Series B Convertible Preferred Stock held by that holder shall be initially convertible at the option of the holder into 5 shares of Common Stock (such number of shares of Common Stock into which each share of Series B Convertible Preferred Stock is convertible, the initial “Conversion Rate”). For purposes of clarification, the initial Conversion Rate shall be the quotient obtained by dividing (i) 1.00 initially by (ii) .20. Such “initial quotient” is .20. The number of shares of Common Stock to be issued upon conversion of Series B Convertible Preferred Stock shall be determined by dividing the number of shares of Series B Convertible Preferred Stock to be converted by .20. The Conversion Rate shall be subject to appropriate adjustment in the event of any forward stock split, reverse stock split, or other similar recapitalization as set forth herein. Accordingly, if the Conversion Rate has been adjusted, the then-current Conversion Rate shall be utilized in lieu of 5.

(b)	Method of Conversion. In order to convert Series B Convertible Preferred Stock into shares of Common Stock, a holder of Series B Convertible Preferred Stock shall:

i.	complete, execute, and deliver to the Corporation and the Corporation’s transfer agent (the “Transfer Agent”), the conversion certificate attached hereto as Exhibit A (the “Notice of Conversion”) at least sixty-one (61) days prior to the holder’s exercise of Conversion Rights, and

ii.	surrender the certificate or certificates representing the Series B Convertible Preferred Stock being converted (the “Converted Certificate”) to the Corporation.

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The Notice of Conversion shall be effective and in full force and effect for a particular date that is at least sixty-one (61) days from the date of delivery, if delivered to the Corporation and the Transfer Agent on that particular date prior to 5:00 p.m., Pacific Standard Time, by facsimile transmission or otherwise (the “Conversion Date”). The person or persons entitled to receive the shares of Common Stock to be issued upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to and received by the Transfer Agent within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, instruct the Transfer Agent to return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of shares of Series B Convertible Preferred Stock that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Transfer Agent shall advise the Corporation to deliver a certificate representing the remaining number of shares of Series B Convertible Preferred Stock not converted.

(c)	Legend. Each certificate issued representing the shares of Common Stock issued upon a conversion shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

(d)	Absolute Obligation to Issue Common Stock. Subject to the provisions of Section 5(c), above, upon receipt of a Notice of Conversion and upon the Conversion Date, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Series B Convertible Preferred Stock shall be entitled as provided herein, which shares shall constitute fully paid and non-assessable shares of Common Stock and shall be issued to, delivered by overnight courier to, and received by such holder by the third (3rd) business day following the Conversion Date. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or its written instructions submitted together therewith.

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(e)	Minimum Conversion. Not fewer than 100 shares of Series B Convertible Preferred Stock may be converted at any one time by a particular holder, unless the holder then holds fewer than 100 shares and converts all such shares held by it at that time.

(f)	Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Convertible Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round the fraction to the next whole number of shares of Common Stock. Such number of whole shares of Common Stock to be issued upon the conversion of one share of Series B Convertible Preferred Stock shall be multiplied by the number of shares of Series B Convertible Preferred Stock submitted for conversion pursuant to the Notice of Conversion to determine the total number of shares of Common Stock to be issued in connection with any one particular conversion.

(g)	Costs. The Corporation shall pay all documentary, stamp, transfer, or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of Series B Convertible Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes that may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series B Convertible Preferred Stock in respect of which such shares are being issued.

(h)	Valid Issuance. All shares of Common Stock that shall be issued upon conversion of shares of Series B Convertible Preferred Stock into shares of Common Stock will, upon issuance by the Corporation in accordance with this Certificate of Designation, be duly and validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

Section 6. Adjustments to Conversion Rate

(a)	Adjustments for Reverse Stock Splits and Combinations and for Forward Stock Splits and Subdivisions. If the Corporation shall at any time or from time to time after the Issuance Date effect either a reverse stock split or a combination of the outstanding Common Stock (also known as a reverse stock split) or a forward stock split or subdivision of the outstanding Common Stock (also known as a forward stock split), the Conversion Rate (expressed as a quotient) in effect immediately before that subdivision shall be proportionately increased or decreased, as appropriate, so that the number of shares of Common Stock issuable on conversion of each share of Series B Convertible Preferred Stock shall be decreased or increased, as appropriate, in proportion to such decrease or increase, as appropriate in the aggregate number of shares of Common Stock outstanding. Any adjustments under this Section 6(a) shall be effective at the close of business on the date the forward stock split becomes effective.

(b)	Adjustments for Certain Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the dividend or other distribution shall be payable to the then-holders of the Series B Convertible Preferred Stock in the same specie as paid to the holders of Common Stock, calculated for such then-holders of the Series B Convertible Preferred Stock at the then-applicable Conversion Rate, in each case subject to the terms of Section 2.

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(c)	Adjustments for Other Dividends and Distributions. If the Corporation shall at any time or from time to time after the Issuance Date make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then, and in each event, the dividend or other distribution shall be payable to the then-holders of the Series B Convertible Preferred Stock in the same specie as paid to the holders of Common Stock, calculated for such then-holders of the Series B Convertible Preferred Stock at the then-applicable Conversion Rate, in each case subject to the terms of Section 2.

(d)	Adjustments for Reclassification, Exchange, and Substitution. If the Common Stock issuable upon conversion of the Series B Convertible Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution, or otherwise (other than by way of a reverse stock split or forward stock split of shares provided for in Sections 6(b) and (c)), then, and in each event, an appropriate adjustment to the Conversion Rate shall be made and provisions shall be made (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share of Series B Convertible Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution, or other change, by holders of the number of shares of Common Stock into which such shares of Series B Convertible Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution, or other change, all subject to further adjustment as provided herein.

(e)	Adjustment for Reorganizations, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Corporation (other than by way of a stock split of shares or stock dividends or distributions provided for in Sections 6(a), (b), and (c), above, or a reclassification, exchange, or substitution of shares provided for in Section 6(d), above), or a merger or consolidation of the Corporation with or into another entity where the holders of the outstanding voting securities prior to such merger or consolidation do not own more than 50% of the outstanding voting securities of the merged or consolidated entity, immediately after such merger or consolidation, or the sale of all or substantially all of the Corporation’s properties or assets to any other person (each an “Organic Change”), then, as a part of such Organic Change, an appropriate revision to the Conversion Rate shall be made if necessary and provision shall be made if necessary (by adjustments of the Conversion Rate or otherwise) so that the holder of each share of Series B Convertible Preferred Stock shall have the right thereafter to convert such share of Series B Convertible Preferred Stock into the kind and amount of shares of stock and other securities or property of the Corporation or any successor corporation resulting from such Organic Change. In any such case, appropriate adjustment shall be made in the application of the provision of this Section 6(e) with respect to the rights of the holders of the Series B Convertible Preferred Stock after such Organic Change to the end that the provisions of this Section 6(e) (including any adjustment in the Conversion Rate then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series B Convertible Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

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(f)	No Impairment. The Corporation shall not, by amendment of its Articles of Incorporation or this Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to provide the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series B Convertible Preferred Stock as provided herein, the Corporation cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless (i) an order from the Securities and Exchange Commission prohibiting such conversion shall have been issued or (ii) an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series B Convertible Preferred Stock shall have been issued and the Corporation posts a surety bond for the benefit of such holder in an amount equal to 120% of the liquidation preference amount of the Series B Convertible Preferred Stock such holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment.

(g)	Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series B Convertible Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request of the holder of such affected Series B Convertible Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Rate in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property that at the time would be received upon the conversion of a share of such Series B Convertible Preferred Stock. Notwithstanding the foregoing, the Corporation shall not be obligated to deliver a certificate unless such certificate would reflect an increase or decrease of at least one percent of the Conversion Rate in effect immediately prior to such adjustment.

Section 7. Reservation of Stock to be Issued Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all the then-outstanding shares of Series B Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then-outstanding shares of Series B Convertible Preferred Stock, then, in addition to all rights, claims, and damages to which the holder of the Series B Convertible Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation shall take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate, or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

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Section 8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or e-mail or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Corporation. The Corporation shall give written notice to each holder of Series B Convertible Preferred Stock at least twenty (20) days prior to the date on which the Corporation closes its books or takes a record (i) with respect to any dividend or distribution upon the Common Stock or (ii) for determining rights to vote with respect to any Organic Change, dissolution, liquidation, or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public.

Section 9. Protective Provision. The terms of this Certificate of Designation shall not, by merger, consolidation, or otherwise, be amended, waived, altered, or repealed without the affirmative vote of the holders of a majority of the voting power of the Series B Preferred Stock, voting as a separate class. Any right or preference of the Series B Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series B Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this Section 9, each share of Series B Preferred Stock shall have one (1) vote per share. No such amendment waiver, alteration, or repeal shall be effective if, by its terms, such event applies to less than all of the shares of Series B Preferred Stock then outstanding.

So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the vote or written consent by the holders of at least a majority of the then-outstanding shares of Series B Preferred Stock, voting together as a separate class, create (whether by merger or otherwise) any new series or class of capital stock ranking pari passu with or having a preference over the Series B Preferred Stock as to dividends, redemption, or distribution of assets upon a Liquidation or enter into any definitive agreement or commitment with respect to the foregoing.

Section 10. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges, or voting powers or relative, participating, optional, or other special rights, or qualifications, limitations, or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

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EXHIBIT A

CONVERSION CERTIFICATE

LIVE VENTURES INCORPORATED

Series B Convertible Preferred Stock

The undersigned holder (the “Holder”) is surrendering to Live Ventures Incorporated, a Nevada corporation (the “Corporation”), all of the Holder’s certificates that, immediately prior to the Conversion (as defined in the Certificate of Designation of the Series B Convertible Preferred Stock (the “Certificate of Designation”)), represented shares of Series B Convertible Preferred Stock of the Corporation (the “Series B Convertible Preferred Stock”) in connection with the conversion of all of such Series B Convertible Preferred Stock owned of record and beneficially by the Holder as of the Conversion Date (as defined in the Certificate of Designation) into that number of shares of Common Stock of the Corporation, as set forth below.

1.	The Holder understands that the Series B Convertible Preferred Stock was issued by the Corporation pursuant to the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act and that the shares of Common Stock from which the shares of Series B Convertible Preferred Stock were initially issued to the Holder were issued by the Corporation pursuant to the exemption from registration under the Securities Act provided by Section 4(a)(2) of the Securities Act or by Rule 506 of Regulation D, promulgated thereunder.

2.	The Holder understands that the exchange of the Series B Convertible Preferred Stock for the Common Stock in favor of the Holder upon the Conversion shall be made pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act.

Number of Shares of Series B Convertible Preferred Stock Being Converted: _________________

Number of Shares of Common Stock to be Issued: _____________________________________

Conversion Date: _____________________________________________________________

Delivery Instructions for Certificates of Common Stock: ________________________________

Name of Holder, Printed: ________________________________________________________

Signature of Holder: ___________________________________________________________

Telephone Number of Holder: ____________________________________________________

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